Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 19, 2015 with respect to the financial statements and schedule included in the Annual Report of Entellus Medical, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement of Entellus Medical, Inc. on Form S-8 (File No. 333-201761).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 19, 2015